Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

C&K Group Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, no par value	(1)	457(a)	2,143,000	$5.00	$10,715,000.00	0.0001531	$1,640.46
Fees Previously Paid	Equity	Class A ordinary shares, no par value		457(a)	1,725,000	$5.00	$8,625,000.00		$1,320.49

Total Offering Amounts:							$19,340,000.00		2,960.95
Total Fees Previously Paid:									1,320.49
Total Fee Offsets:									0.00
Net Fee Due:									$1,640.46

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Offering Note(s)

(1)	Includes the aggregate offering price of 300,000 Class A ordinary shares that the underwriters have the option to purchase and 1,568,000 Class A ordinary shares to be sold by selling shareholders. (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.